Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated December 2, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation, which appear in such Registration Statement.  We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

McLean, Virginia

October 20, 2009